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                                  PRESS RELEASE

R&G FINANCIAL CORPORATION                    Investor Contact:

                                             Victor J. Galan
                                             Chairman of the Board and Chief
                                               Executive Officer
                                             Phone (787) 766-8301




  R&G FINANCIAL CORPORATION ANNOUNCES U.S. EXPANSION THROUGH THE ACQUISITION OF
                      FLORIDA-BASED THE CROWN GROUP, INC.

San Juan, Puerto Rico - December 19, 2001 - R&G Financial Corporation ("R&G") (Nasdaq: RGFC) announced today the signing of a definitive merger agreement pursuant to which R&G will acquire The Crown Group, Inc., a Florida corporation ("Crown"), and its wholly owned savings bank subsidiary, Crown Bank, a Federal Savings Bank. This acquisition will bring R&G's successful banking franchise in Puerto Rico to Florida. Crown, which is headquartered in the Orlando metropolitan area, had consolidated assets of $647 million, deposits of $452 million and consolidated stockholders' equity of $78 million as of September 30, 2001. Crown Bank has 14 full service branch offices located in the Tampa/St. Petersburg/Clearwater and Orlando metropolitan areas.

Under the terms of the merger agreement, which was approved unanimously by both Boards of Directors, holders of Crown common stock will receive an aggregate of $100.0 million in cash and a $5.0 million, five year 6 3/4% Subordinated Debenture. The acquisition, which is expected to be accretive to earnings per share in 2002, is expected to close during the second quarter of the calendar year 2002, pending the receipt of all requisite regulatory approvals and the approval of Crown's shareholders.

Victor J. Galan, Chairman and Chief Executive Officer of R&G, stated "We are very excited about the acquisition of Crown. This acquisition allows us to replicate our successful Puerto Rico business model in Florida and positions R&G to gain significant market share in Orlando and Tampa Bay, cities that have large Hispanic populations. This acquisition will allow us to build a strong platform for further expansion in Florida and continue our strategy of growing our banking operations, while providing lower cost of deposit funding than generally available in Puerto Rico.

John A. Koegel, President and Chief Executive Officer of Crown, added "We are excited about our future prospects with R&G. R&G is committed to continuing the Crown tradition of community banking excellence for our customers and the communities we serve."

R&G, currently in its 29th year of operations, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries R-G Premier Bank of Puerto Rico, one of the fastest growing commercial banks in Puerto Rico, R&G Mortgage Corp., Puerto Rico's second largest mortgage banker, Mortgage Store of Puerto Rico, Inc., Continental Capital Corporation, the second largest FHA/VA mortgage loan originator in the New York metro area, R-G Investments Corporation, a securities broker-dealer, and Home and Property Insurance Corporation. R&G has a combined network of 63 branches (34 mortgage offices in Puerto Rico, 4 mortgage offices in the U.S., and 25 bank branches mainly located in the northeastern section of Puerto Rico). At September 30,


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2001, R&G had $4.3 billion of total assets, $453.5 million of stockholders'
equity, and a $7.1 billion servicing portfolio.

Kelley Drye & Warren LLP acted as legal counsel and UBS Warburg LLC acted as financial advisor to R&G. Squire, Sanders & Dempsey LLP acted as legal counsel and Keefe, Bruyette & Woods, Inc. acted as financial advisor to Crown.

R&G encourages investors to visit its investor relations website, located at www.rgonline.com/financial/move.html, for a full presentation on the Crown Group transaction.

Management of R&G will deliver a presentation in relation to the Crown Group transaction on Thursday, December 20, 2001 at 11:00 a.m. Eastern Time. Persons interested in hearing the presentation may call in by dialing 1-800-482-5543, Conference ID# 1417158, R & G Financial Corporation, Moderator: Victor Galan.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. These include securing all necessary governmental and other approvals, the satisfaction of all conditions to the merger, changes in business or other market conditions, and the success of the business combination as planned by the parties. These and other factors could adversely affect the outcome and financial effects of the plans and events described herein.

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